SCHEDULE 14A
                              (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934
                         (Amendment No.         )

 Filed by the registrant [x]
 Filed by a party other than the registrant
 Check the appropriate box:
 [ ]  Preliminary proxy statement.
 [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
 [x]  Definitive proxy statement.
 [ ]  Definitive additional materials.
 [ ]  Soliciting material pursuant to Rule 14a-12.

                       FRONTIER OIL CORPORATION
-----------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


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(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
 [x]  No fee required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
 (1)  Title of each class of securities to which transaction applies:


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 (2)  Aggregate number of securities to which transaction applies:


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 (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)


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 (4)  Proposed maximum aggregate value of transaction:


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 (5)  Total fee paid:


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 [ ]  Fee paid previously with preliminary materials.


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 [ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1)  Amount Previously Paid:


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 (2)  Form, Schedule or Registration Statement No.:


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 (3)  Filing Party:


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 (4)  Date Filed:


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
                                 [Logo}

                              March 27, 2000


To Our Shareholders:

     On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Thursday, April 27, 2000 at 9:00 a.m. in the Company's El Dorado office located at 1401 Douglas Road, El Dorado, Kansas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1999 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 1999.

     Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the meeting and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

     Thank you for your support.


                              Sincerely,


                              /s/ James R. Gibbs
                              -------------------------------------
                              James R. Gibbs
                              Chairman of the Board,
                              President and Chief Executive Officer

                                [Logo]


                      10000 Memorial Drive, Suite 600
                          Houston, Texas 77024-3411


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               April 27, 2000


To Our Shareholders:

  The 2000 Annual Meeting of Shareholders of Frontier Oil Corporation (the "Company") will be held in its El Dorado office at 1401 Douglas Street, El Dorado, Kansas at 9:00 a.m. on Thursday, April 27, 2000, for the following purposes:

     1. To elect six directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

     2. To ratify and approve the appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 2000.

     3. To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

   The Board of Directors recommends that you vote FOR each of the first two proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company's common stock at the close of business on March 20, 2000 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.


                                        By Order of the Board of Directors,

                                        /s/ Julie H. Edwards
                                        ---------------------
                                        Julie H. Edwards
                                        Secretary


Houston, Texas
March 27, 2000

                          FRONTIER OIL CORPORATION

                       10000 Memorial Drive, Suite 600

                          Houston, Texas 77024-3411

                             ------------------

                               PROXY STATEMENT

                             ------------------

                  SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 27, 2000, and at any postponement or adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 27, 2000.

   A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606 ("Harris") or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

   The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial record owners of shares. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

                              VOTING SECURITIES

   All shareholders of record as of the close of business on March 20, 2000 are entitled to notice of and to vote at the meeting. Provided that a complete and executed form of proxy shall have been delivered to Harris prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 20, 2000, the Company had 27,489,044 shares of common stock, without par value ("Common Stock"), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed.

   Directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted. In conformity with Wyoming law and the bylaws of the Company, action regarding the ratification of the appointment of auditors will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.


                                ANNUAL REPORT

   The annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

                           PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 20, 2000, the beneficial ownership of the Company's Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities, excluding Common Stock held by the
Company:


                                             Amount and Nature     Percentage
                                               of Beneficial      of Shares of
Name and Address of Beneficial Owner             Ownership       Common Stock(l)
------------------------------------         -----------------   ---------------

Ingalls & Snyder LLC                         4,994,900 (2)            18.2
 61 Broadway
 New York, NY 10006

FMR Corp.                                    3,534,700 (3)            12.9
 82 Devonshire Street
 Boston, MA 02109

Oppenheimer Funds, Inc.                      2,996,500 (4)            10.9
 Two World Trade Center, Suite 3400
 New York, NY 10048-0203

Kornitzer Capital Management, Inc.           2,395,000 (5)             8.7
 P.O. Box 918
 Shawnee Mission, KS 66201

Great Plains Trust Company                   1,639,200 (5)             6.0
 4705 Mission Road
 Westwood, KS 66205


------------------

(1) Represents percentage of 27,489,044 outstanding shares of the Company as of March 20, 2000.

(2) Ingalls & Snyder LLC ("Ingalls & Snyder") has filed with the Commission a
    Schedule 13G, dated September 6, 1995, and amendments thereto, dated December 8, 1995, January 17 and June 10, 1996, January 29 and July 28, 1997, February 9, 1998, February 5, 1999 and January 26, 2000. Based on the most recent amendment, Ingalls & Snyder had sole voting power with respect to 355,250 of the above shares, sole dispositive power with respect to 355,250 of the above shares and shared dispositive power with respect to 4,639,650 of the above shares of Common Stock.

(3) FMR Corp. has filed with the Commission a Schedule 13G dated February 1, 1999, and amendments thereto, dated September 10, 1999 and February 14, 2000. Based on the recent amendment, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,810,500 shares or 10.2% of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

    Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 2,810,500 shares owned by the Funds.

    Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

    Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 724,200 shares or 2.6% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

    Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 724,200 shares and sole power to vote or to direct the voting of 724,200 shares of Common Stock owned by the institutional account(s) as reported above.

    Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. It does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole dispositive power over such securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc.

    Members of the Edward C. Johnson 3d family are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(4) Oppenheimer Funds, Inc. ("Oppenheimer") has filed with the Commission a
    Schedule 13G, dated October 22, 1999. Based on such filing, Oppenheimer has sole voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 2,996,500 shares of Common Stock.

(5) Kornitzer Capital Management, Inc. ("KCM") has filed with the Commission a
    Schedule 13G, dated March 29, 1996, and amendments thereto, dated February 10, 1997, February 17, 1998 (filed jointly with Great Plains Trust Company ("Great Plains")) and two amendments dated February 27, 1999 (one of which was filed jointly with Great Plains). Based on the most recent amendments,
    (i) KCM had shared voting power and shared dispositive power with respect to 2,395,000 shares of Common Stock, and (ii) Great Plains had shared voting power and shared dispositive power with respect to 1,639,200 shares of Common Stock.

           COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of March 20, 2000, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer and (iii) all directors and executive officers as a group:

                                          Amount and Nature      Percentage
                                            of Beneficial       of Shares of
Name                                          Ownership        Common Stock(1)
----                                      -----------------    ---------------

James R. Gibbs (2) . . . . . . . . . . .       782,000 (4)           2.8
Douglas Y. Bech (2)(3) . . . . . . . . .        14,500                *
G. Clyde Buck (2)(3) . . . . . . . . . .         4,500                *
Paul B. Loyd, Jr. (2)(3) . . . . . . . .         4,500                *
Derek A. Price (2) . . . . . . . . . . .         7,000                *
Carl W. Schafer (2)(3) . . . . . . . . .         9,500                *
S. Clark Johnson . . . . . . . . . . . .       278,250 (5)            *
Julie H. Edwards . . . . . . . . . . . .       247,400 (6)            *
J. Currie Bechtol. . . . . . . . . . . .        48,500 (7)            *
Jon D. Galvin. . . . . . . . . . . . . .       102,000 (8)            *
Directors and executive officers
   as a group (11 persons) . . . . . . .     1,562,200               5.4


* Less than 1%

(1) Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 20, 2000, 27,489,044 shares of Common Stock were outstanding.

(2) Director.

(3) Includes 2,500 shares with respect to which he has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(4) Includes 627,800 shares with respect to which Mr. Gibbs has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 782,000 that Mr. Gibbs is deemed to beneficially own, Mr. Gibbs has sole voting and sole dispositive power with respect to 154,200.

(5) Includes 185,750 shares with respect to which Mr. Johnson has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 278,250 shares that Mr. Johnson is deemed to beneficially own, Mr. Johnson has sole voting power and sole dispositive power with respect to 92,500 shares.

(6) Includes 202,500 shares with respect to which Ms. Edwards has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 247,400 shares that Ms. Edwards is deemed to beneficially own, Ms. Edwards has sole voting power and sole dispositive power with respect to 44,900 shares.

(7) Includes 48,500 shares with respect to which Mr. Bechtol has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(8) Includes 102,000 shares with respect to which Mr. Galvin has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.


                                 PROPOSAL 1:

                            ELECTION OF DIRECTORS

   A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders and until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

   All of the persons listed below except Mr. Lee are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

   Mr. James R. Gibbs (55) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992 and additionally became Chairman of the Board on April 29, 1999. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank in Houston ; a director of Veritas DGC Inc., a seismic service company; and a director of Talon International, an oil and gas company. Mr. Gibbs was elected a director of the Company in 1985.

   Mr. Douglas Y. Bech (54) has been Chairman and Chief Executive Officer of Raintree Resorts International, Inc. since August 1997. From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since 1994, he has also been a managing director of Raintree Capital Company, L.L.C., a merchant banking firm. From 1993 to 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews & Kurth L.L.P. of Houston, Texas. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude gathering company; and eFax.com, Inc., an internet document communications company. He was appointed a director of the Company in 1993.

   Mr. G. Clyde Buck (62) has been a Managing Director of the investment banking firm Sanders, Morris, Harris Inc. (which recently merged with Harris, Webb & Garrison, Inc.) since 1998. From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm. Mr. Buck is a member of the Board of Directors of Smith International, Inc., an oil field service company. He was appointed a director of the Company in 1999.

   Mr. James H. Lee (51) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting firm which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates. He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc. and at White, Weld & Co. Incorporated. Mr. Lee is a member of the Board of Directors of Forest Oil Corporation, an oil and gas exploration and production company. Mr. Lee is being nominated to the Board of Directors of the Company for the first time to fill a vacancy.

   Mr. Paul B. Loyd, Jr. (53) serves as Chairman and Chief Executive Officer of R&B Falcon Corporation, the world's largest offshore drilling company since December 1997. R&B Falcon Corporation was the result of the 1997 merger of Reading & Bates Corporation and Falcon Drilling, Inc. and the subsequent acquisition of Cliffs Drilling Company in late 1998. Mr. Loyd was the Chairman of the Board of Reading & Bates from April 1991 until December 1997. Mr. Loyd was Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company from 1984 to 1987, Chief Executive Officer of Chiles-Alexander International, Inc. from 1987 to 1989, all of which are companies in the offshore drilling industry. He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry. Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc., an oil and gas exploration and production company. He was appointed a director of the Company in 1994.

   Mr. Carl W. Schafer (64) has been the President of the Atlantic Foundation, a charitable foundation, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of Roadway Express, Inc., a transportation company; the PaineWebber and Guardian Groups of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution and convenience store company; Nutraceutix Inc., a biotechnology company; and Labor Ready, Inc., a temporary labor company. Mr. Schafer was elected a director of the Company in 1984.


The Board of Directors and Its Committees

   The Board of Directors met four times and held one telephonic meeting in 1999, during which each incumbent director of the Company, other than Mr. Loyd, attended 75 percent or more of the aggregate number of meetings of the Board of Directors and meetings held by committees of the Board on which he served. The Board of Directors has standing audit, compensation, safety and environmental, executive and nominating committees that are composed of directors of the Company.

   Audit Committee: The Audit Committee is comprised of three outside directors, currently Messrs. Loyd, Price and Schafer. The Audit Committee's functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1999.

   Compensation Committee: The Compensation Committee is comprised of three outside directors, currently Messrs. Bech, Loyd and Schafer. The Compensation Committee's functions include the approval of officers' salaries and administration of all of the Company's employee benefit plans. The Compensation Committee met three times during 1999.

   Safety and Environmental Committee: The Safety and Environmental Committee is comprised of three members of the Board of Directors, currently Messrs. Buck, Gibbs and Price. The Safety and Environmental Committee's functions include the adoption and review of the Company's safety, health and environmental policies and programs. The Safety and Environmental Committee met once during 1999.

   Executive Committee: The Executive Committee is comprised of Mr. Gibbs and two outside directors, currently Messrs. Bech and Buck. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company's bylaws. The Executive Committee did not meet during 1999.

   Nominating Committee: The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Bech and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. The Nominating Committee did not meet during 1999.

   Pursuant to the Company's bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. Such notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Compensation of Directors

   Directors' fees are presently $1,666.67 per month and $1,500.00 for each Board meeting attended in person, plus $1,250.00 for any committee meeting attended. Additionally, committee chairmen receive a fee of $2,000 per year and outside directors are eligible to participate in the Company's Directors' Stock Grant Plan which is described on page 14. On March 1, 2000, each continuing outside director (Messrs. Bech, Buck, Loyd and Schafer) was granted options to purchase 10,000 shares under the Company's 1999 Stock Option Plan.

   No member of the Board of Directors was paid any remuneration in 1999 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. Mr. Palmer joined the Board of Directors of the Company in 1975 and served through the date of the 1999 Annual Meeting. In addition to the six directors elected by shareholders, Mr. James S. Palmer now serves as Director Emeritus at the request of the Board. As compensation for his services as Director Emeritus, Mr. Palmer is paid a retainer of $833.34 per month, $1,500 for each board meeting attended in person plus reimbursement for related travel expenses.


                                 PROPOSAL 2:

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors recommends the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2000. This firm has served in such capacity since 1974 and is familiar with the Company's affairs and financial procedures. Their appointment as auditors for the year ended December 31, 1999 was approved by the shareholders at the last Annual Meeting on April 29, 1999.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions from those attending the meeting.

                               OTHER BUSINESS

   The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.


                        EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company as of year end 1999 along with the age as of March 20, 2000 and office held by each officer.

   Mr. James R. Gibbs (55) is Chairman of the Board, President and Chief Executive Officer. Information about Mr. Gibbs is included on page six with the information on nominees for the Board.

   Ms. Julie H. Edwards (41) is Senior Vice President-Finance & Chief Financial Officer . She joined the Company in March 1991 as Vice President-Secretary & Treasurer and was promoted to her current position in August 1994. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which are oil companies, as a geologist. Ms. Edwards is a member of the Board of Directors of Evans Systems, Inc., a fuel distribution and convenience store company.

   Mr. S. Clark Johnson (54) is Senior Vice President-Refining Operations and serves as president of the refining subsidiaries of the Company. He has over 25
years of experience in refining and marketing.   Prior to joining the Company,
Mr. Johnson served as Senior Vice President-Marketing, Supply & Terminals at Kerr-McGee Refining Corporation since 1990. In 1989, Mr. Johnson served as President of Coastal Mart, Inc., a retail subsidiary of Coastal Corporation. Previously, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President-Retail Marketing from 1987 to 1988. Mr. Johnson is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude oil gathering company.

   Mr. J. Currie Bechtol (58) has been Vice President-General Counsel of the Company since January 1998. Prior to joining the Company, Mr. Bechtol has been in private legal practice for 28 years, most recently as a partner of Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

   Mr. Jon D. Galvin (46) is Vice President-Controller of the Company. He was appointed to this position in September 1997. Mr. Galvin has been the Chief Financial Officer of the Company's Frontier refining subsidiaries since February 1992. Previously, he had spent 15 years with Arthur Andersen, ultimately as Audit Principal.

   Mr. Gerald B. Faudel (50) has been Vice President-Corporate Affairs since February 2000. Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993. From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company. Mr. Faudel was employed by Frontier Oil Corporation from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company's executive compensation program. An independent compensation consultant employed by Price Waterhouse has been retained by the Committee and has advised the Committee on all compensation matters since 1988. The Company's executive compensation program is structured to help the Company achieve its business objectives by:

   - setting levels of compensation designed to attract and retain key executives;

   - providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

   - linking compensation to financial targets that affect short and long term share price performance.

Compensation Program Components

   The particular elements of the compensation program for executive officers are further explained below.

   Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by Price Waterhouse and which companies are included in the Peer Group Index in the graph on page 15. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company's recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

   Annual Incentive Compensation. The Company's officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings and cash flow goals established by the Company's annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time.

   In 1995 and 1996, no awards were made due to net losses for the years. In 1997, the Company both exceeded its budget earnings and cash flow and was profitable. Accordingly, awards were made to all employees in early 1998 based on 1997 results. In 1998, the Company was again profitable, achieving record earnings from continuing operations. However, the results failed to meet budget. Accordingly, awards were proportionally reduced and were made to all employees in early 1999 based on 1998 results. In 1999, the Company did not meet its budget but completed a major acquisition late in the year. In recognition of the immense amount of effort put into the acquisition by certain employees, acquisition bonuses were made in early 2000 to approximately 15 individuals.

   Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and executives will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer's ability to influence the Company's performance as determined by the Compensation Committee.

CEO Compensation

   In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992 and Chairman of the Board since 1999, joined the Company in 1982 and has served in a number of executive positions. A significant portion of Mr. Gibbs' total cash compensation is tied to the performance of the Company. In 1995, his salary was increased slightly in recognition of the strong operational performance of 1994 and additional tasks of winding down the U.S. oil and gas operations. He received no increase in 1996 or 1997 nor bonus in 1995 or 1996 due to the Company's net losses in 1995 and 1996. He received meaningful bonus awards in early 1998 based on 1997 results and in early 1999 based on 1998 results. Mr. Gibbs received a meaningful acquisition bonus in early 2000 as described two paragraphs above. As is reflected in the Summary Compensation Table, Mr. Gibbs also participated in the Company's savings plans.

                                   Compensation Committee Members:

                                           Douglas Y. Bech
                                           Paul B. Loyd, Jr.
                                           Carl W. Schafer

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   The following table sets forth information regarding compensation earned by the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 1997 through 1999.

                                          SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                                     --------------------------------
                                           Annual Compensation                Awards          Payouts
                                        -------------------------    -----------------------  -------
                                                           Other                 Securities
                                                           Annual    Restricted  Underlying
                                                          Compen-      Stock      Options/      LTIP      All Other
     Name and                           Salary    Bonus    sation      Awards        SARS     Payouts  Compensation(1)
Principal Position               Year     ($)      ($)      ($)         ($)          (#)        ($)          ($)
------------------               ----   -------  -------  -------    ----------  ----------   -------  ---------------

James R. Gibbs                   1999   500,000  300,000      0           0       230,000         0        96,554  (2)
 Chairman of the Board,          1998   445,000  232,000      0           0             0         0       110,891
 President and Chief             1997   415,000  415,000      0           0       242,800         0        64,820
 Executive Officer

S. Clark Johnson                 1999   305,000  152,500      0           0       104,000         0        54,884  (3)
 Senior Vice President-          1998   280,000  112,000      0           0             0         0        60,456
 Refining Operations             1997   265,000  185,500      0           0        28,000         0        40,541

Julie H. Edwards                 1999   260,000  130,000      0           0        88,000         0        33,113  (4)
 Senior Vice President-Finance   1998   227,000   91,000      0           0             0         0        34,647
 & Chief Financial Officer       1997   210,000  147,000      0           0        23,000         0        23,866

J. Currie Bechtol                1999   170,000   59,500      0           0        58,000         0        26,256  (5)
 Vice President-General          1998   150,000   42,000      0           0             0         0        17,952
 Counsel                         1997         0        0      0           0             0         0             0

Jon D. Galvin                    1999   190,000   66,500      0           0        44,000         0        30,842  (6)
 Vice President-Controller       1998   175,000   49,000      0           0             0         0        32,781
                                 1997   163,264   79,000      0           0        37,200         0        18,019


(1) Includes amounts contributed under the Company's retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in the following notes.

(2) Mr. Gibbs' Other Compensation includes $17,022 of Company contribution to his retirement/savings plan account, $70,818 of Company contribution to his retirement/savings plan account through a deferred compensation program and $8,714 of life insurance premiums paid by the Company.

(3) Mr. Johnson's Other Compensation includes $17,022 of Company contribution to his retirement/savings plan account, $33,018 of Company contribution to his retirement/savings plan account through a deferred compensation program and $4,844 of life insurance premiums paid by the Company.

(4) Ms. Edwards' Other Compensation includes $17,022 of Company contribution to her retirement/savings plan account, $13,638 of Company contribution to her retirement/savings plan account through a deferred compensation program and $2,453 of life insurance premiums paid by the Company.

(5) Mr. Bechtol's Other Compensation includes $17,022 of Company contribution to his retirement/savings plan account, $5,298 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,936 of life insurance premiums paid by the Company.

(6) Mr. Galvin's Other Compensation includes $17,022 of Company contribution to his retirement/savings plan account, $11,658 of Company contribution to his retirement/savings plan account through a deferred compensation program and $2,162 of life insurance premiums paid by the Company.

Stock Options

   The Company currently maintains four stock option plans in which employees are eligible to participate, and one plan, the 1999 Stock Option Plan, in which directors and other non-employee agents of the Company are eligible to participate, pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The purpose of the stock option plans is to advance the best interest of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. As of March 20, 2000, there were 1,316,290 shares of Common Stock available for grants under the Company's existing stock option plans.



                            OPTION GRANTS IN 1999

                          Individual Grants
----------------------------------------------------------------------
                                     Percent of                           Potential Realizable
                                        Total                               Value at Assumed
                         Number of     Options                            Annual Rates of Stock
                          Options    Granted to   Exercise               Price Appreciation for
                        Granted(1)   Employees      Price   Expiration       Option Term(2)
                                                                         ----------------------
Name                        (#)        in 1999      ($/sh)      Date         5%          10%
----                    ----------   ----------   --------  ----------   ---------    ---------

James R. Gibbs. . . .   170,000         18.2        5.625     4/28/04     $264,194     $583,800
                         60,000 (1)      6.4        5.625     4/28/04       93,245      206,047
S. Clark Johnson. . .    76,000          8.1        5.625     4/28/04      118,110      260,993
                         28,000 (1)      3.0        5.625     4/28/04       43,514       96,115
Julie H. Edwards. . .    65,000          6.9        5.625     4/28/04      101,015      223,218
                         23,000 (1)      2.5        5.625     4/28/04       35,744       78,985
J. Currie Bechtol . .    28,000          3.0        5.625     4/28/04       43,514       96,155
                         30,000 (1)      3.2        5.625     4/28/04       46,623      103,024
Jon D. Galvin . . . .    32,000          3.4        5.625     4/28/04       49,731      109,892
                         12,000 (1)      1.3        5.625     4/28/04       18,649       41,209


------------

(1) 50% were exercisable on their grant date of 4/29/99. All other options listed in the above table are exercisable according to the following schedule: first year - 25%, second year - 50%, third year - 75%, third anniversary and thereafter until expiration - 100%.

(2) The Securities and Exchange Commission requires disclosure of the potential realized value or present value of each grant. The disclosure assumes the options will be held for the full term of the option prior to exercise. Such options may be exercised prior to the end of such term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price or the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.



                    AGGREGATE OPTION EXERCISES IN 1999
                  AND OPTION VALUES AT DECEMBER 31, 1999


                        Shares                 Number of Securities          Value of Unexercised
                     Acquired on              Underlying Unexercised       In-the-Money Options at
                       Exercise    Value     Options at Dec. 31, 1999         Dec. 31, 1999
Name                      (#)     Realized   Exercisable/Unexercisable   Exercisable/Unexercisable(1)
----                 -----------  --------   -------------------------   ----------------------------

James R. Gibbs . . .          0          0       584,660/197,340            $1,535,173/$266,828
S. Clark Johnson . .     25,000    $12,500        173,500/71,000                 473,910/79,875
Julie H. Edwards . .          0          0        184,250/60,250                 525,624/67,781
J. Currie Bechtol. .          0          0         22,000/36,000                  24,750/40,500
Jon D. Galvin. . . .          0          0         70,440/37,560                 215,935/59,265



(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company's Common Stock on December 31, 1999 as $6.75 based on the closing sale price on December 31, 1999.


Directors' Stock Grant Plan

   In 1995, the Board of Directors established a stock grant plan for non-employee directors. The purpose of the stock grant plan is to advance the best interest of the Company by increasing the non-employee directors' proprietary interest in the success of the Company. Further, the stock grant plan allows for additional compensation to the non- employee directors without incurring cash expenses to the Company.

   Under the Directors' Stock Grant Plan, automatic grants of a fixed number of shares (currently 500 shares per non- employee director) are made on certain predetermined dates (currently approximately every 15 months) out of the Treasury shares owned by the Company in 1995. In 1995, 1996, 1997 and again in early 1999, each of five non- employee directors received 500 shares of common stock. As of March 20, 2000, 50,000 shares of common stock are in the Company's Treasury which are available for grant under this plan.

Employment Agreements

   In April 1998, the Company entered into employment agreements with Mr. Gibbs, Ms. Edwards, Mr. Johnson, Mr. Bechtol, Mr. Galvin and Mr. Faudel. These agreements provide that in the event of a change of control of the Company, the executive will remain in his or her position as of the date of the agreement with commensurate duties for a period of three years from the change of control. Each agreement provides that the executive officer will receive at least the same level of base compensation and other benefits as were being received by such executive officer immediately prior to the change of control. In addition, the agreements each provide for payment of annual performance bonuses determined by percentages of the base salary (65% for Mr. Gibbs, 50% for Ms. Edwards and Mr. Johnson and 35% for Messrs. Bechtol, Galvin and Faudel) in effect during the three year term. In the event of termination of the executive officer for any reason other than cause during the three year term of employment, the Company is required to continue to pay the executive officer the stated compensation, including the value of unexercised in-the-money stock options, either periodically or in a lump sum, as provided by the terms of the agreements.

Certain Relationships and Related Transactions

Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters.

             Comparison of 5 Year Cumulative Total Return of the Company, Peer Group Indices and Broad Market Index


                                        REFINING PEER
               FRONTIER OIL CORP.           GROUP             S & P 500
               ------------------       --------------      ------------
1994                   100                     100                 100
1995                 68.42                  104.74              134.11
1996                 65.79                  134.28              161.29
1997                167.11                  161.94              211.30
1998                103.95                  125.20              267.65
1999                142.11                   90.90              319.91



Assumes $100 invested December 31, 1994 in (i) the Company's Common Stock, (ii) a peer group of independent refining companies (the "Refining Peer Group") which includes Ashland Inc., Giant Industries, Holly Corporation, Sun Company, Tesoro Petroleum Corporation, Tosco Corporation, Ultramar Diamond Shamrock and Valero Energy Corporation, and (iii) the S & P 500 Index. The Company's peer group has changed from prior years to include a larger number of independent refineries for which five years of data are now available. For the past two years, the prior peer group consisted of Ashland, Inc., Crown Central Petroleum, Giant Industries, Holly Corporation, Sun Company and Tosco Corporation.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Members of the Compensation Committee are Messrs. Bech, Loyd and Schafer. No member of the Compensation Committee of the Board of Directors of the Company was, during 1999, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

   During 1999 no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                        SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be included in the Proxy Statement relating to the Company's 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting") pursuant to Rule 14a-8 under the 1934 Act ("Rule 14a-8") must be received by the Company no later than November 27, 2000 and must otherwise comply with the requirements of Rule 14a-8.

   Proposals of shareholders submitted for considerations at the Company's 2001 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company's bylaws, must be received by the Company by the later of 60 days before the 2001 Annual Meeting or 10 days after notice of such meeting is first published. If such timely notice of a proposal is not given, the proposal may not be brought before the 2001 Annual Meeting.

                                 MISCELLANEOUS

   All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Commission.


                                       By Order of the Board of Directors,


                                       /s/ Julie H. Edwards
                                       -------------------------------
                                            JULIE H. EDWARDS
                                       Senior Vice President-Finance &
                                       Chief Financial Officer
                                              Secretary

March 27, 2000
Houston, Texas

                                                                           PROXY

                           FRONTIER OIL CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) JAMES R. GIBBS and JULIE H. EDWARDS, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Frontier Oil Corporation to be held in its El Dorado office at 1401 Douglas Road, El Dorado, Kansas, on Thursday, April 27, 2000 at 9:00 a.m., Kansas time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE

                (Continued and to be signed on reverse side.)

                           FRONTIER OIL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

                                                                    For all
                                                                    (Except
                                                                    Nominee(s)
1. Election of Directors -                       For     Withhold   Written
                                                 All        All       Below)
   Nominees: 01-James R. Gibbs, 02-Douglas Y.    / /        / /       / /
   Bech; 03-G. Clyde Buck, 04-James H. Lee,
   05-Paul B. Loyd, Jr., 06-Carl W. Schafer


2. To ratify and approve the appointment of
   Arthur Andersen LLP, independent certified    For      Against   Abstain
   public accountants as the Company's auditors  / /        / /       / /
   for the year ending December 31, 2000.



---------------------
 Nominee Exception(s)

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO ELECTIOINS ARE MADE, THE PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2.


Dated: _________________________________________________________

Signature(s) ___________________________________________________________________

________________________________________________________________________________

Important: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.